Exhibit 10.1

INFORMATION IN THIS EXHIBIT IDENTIFIED BY BRACKETS IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO CASI PHARMACEUTICALS, INC. IF PUBLICLY DISCLOSED.

*** Triple asterisks denote omissions

SUPPLEMENTARY AGREEMENT TO THE EXCLUSIVE LICENSE AGREEMENT

This Supplementary Agreement to the Exclusive License Agreement (this “Agreement”), is entered into as of September 29, 2020 (Beijing Time, “Effective Date”), by and between:

(i)        Juventas Cell Therapy Ltd. (合源生物科技（天津）有限公司), a company duly organized and existing under the laws of PRC, having its principal office at Building 5, No.8, No.8, Haitai Development, Huayuan Industrial Zone, Tianjin Binhai High-tech Zone, Tianjin City, China (hereinafter referred to as “Juventas”, which, unless otherwise stipulated herein, shall include the assignee and heir of Juventas); and

(ii)       CASI Pharmaceuticals, Inc., a company duly organized and existing under the laws of Delaware, having its principal office at 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850 (hereinafter referred to as “CASI”, which, unless otherwise stipulated herein, shall include the assignee and heir of CASI).

(Juventas and CASI are each referred hereto as a “Party” and both the “Parties”.)

WHEREAS

A.                Juventas and CASI have entered into an Exclusive License Agreement (the “License Agreement”) on June 15, 2019, according to which Juventas has granted CASI an exclusive license to Commercialize (as defined below) the Product (as defined below) in the Territory (as defined below). The Product has already come into IND phase I clinical trial and is moving forward to Phase II Clinical Trial (as defined below).

B.                Since the execution of the License Agreement, considering the change of the market circumstances and the Parties’ situation, the Parties intend to enter into this Agreement to further stipulate the updated cooperation relations with regard to Commercializing the Product in the Territory. This Agreement is the supplementary of the License Agreement, and matters not stipulated herein shall still be governed by the License Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing preliminary statements, the mutual agreements and covenants set out herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.     Definitions

Except otherwise defined herein, all capitalized terms used herein shall have the following meanings:

1.1.    “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with a person or entity, but only for so long as said control shall continue. As used herein, the term “control” or “controlled by” means: (a) ownership, directly or indirectly, of more than 50% of the voting securities of the applicable party; or (b) possession of the power to direct or cause the direction of the business, management and policies of a person whether by ownership, contract or otherwise. Solely for the purpose of defining “Affiliate” herein, Juventas shall not be deemed as an Affiliate of CASI.

1.2.    “Annual Commercialization Cost Budget” has the meaning defined in Section 2.1 (4).

1.3.    “Annual Net Sales” means total Net Sales of the Product in a particular Calendar Year.

1.4.    “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.5.    “Commercially Reasonable Efforts” means, with respect to the efforts to be exerted by a Party to achieve any objective, the reasonable efforts to accomplish such objective as a similarly situated party in the pharmaceutical industry would normally use to accomplish a similar objective in its own interests under similar circumstances.

1.6.    “Change of Control” means (a) any Person becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding equity interests of a Party, or (b) a Party ceases to own and control, of record and beneficially, more than 50% of each class of outstanding voting equity interests of the Party.

1.7.    “China Territory” means the People’s Republic of China, and for the purpose of defining “China Territory” only, including Macau and Taiwan and Hong Kong.

1.8.    “Clinical Development” means a human clinical trial of a compound or product for an indication as required prior to the marketing of a medical product.

1.9.    “Commercialize” or “Commercialization” means to sell the Product through certain methods and activities, including but not limited to pricing, reimbursement, distribution, hospital listing, business planning, medical/marketing planning, budget and HC approval, the establishment of Standardized Cell Therapy Centers, clinical research related matters, sales goal and incentive compensation..

1.10.  “Commercialization Costs” means the annual costs determined by JSC for Commercializing the Product and confirmed by Juventas and CASI, including but not limited to costs and expenses for marketing, medical related activities, quality control, sales, market access, etc.

1.11.  “Promotional Costs” means the costs determined by JSC for the Product’s marketing and promotion and confirmed by Juventas and CASI, including but not limited to costs and expenses for marketing, medical related activities, quality control, market access, etc.

1.12.  “Cost of Goods” or “COGS” means Juventas’ (and/or its contract manufacturer’s) costs of (i) materials, excipients, packaging and labeling material (including package insert);

(ii) direct costs, including direct labor of employees (including basic wages, labor and related payroll taxes and benefits) incurred or spent in the actual production, filling, packaging and labeling of the Product, including without limitation for quality assurance, purchasing and manufacturing facility operations; (iii) overhead (including operating expenses, indirect labor and related payroll taxes and benefits, depreciation, amortization, taxes, insurance, rent, equipment repairs and maintenance, energy costs and supplies) incurred or spent in support of the actual production, filling, packaging and labeling of the Product; and (iv) all customs duties, transportation insurance, transportation costs and any other costs with respect to the manufacture of the Product.

1.13.  “EMEA” means the European Medicines Agency, or any successor entity thereto.

1.14.  “Ex-China Territory” means the rest of the world outside the China Territory.

1.15.  “Field” means all therapeutic uses of the Product.

1.16.  “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.

1.17.  “First Commercial Sale” means the first sale of the Product in any part of the Territory after Regulatory Approval for the Product has been granted, or otherwise permitted, by a Regulatory Authority of the Territory such as NMPA. For the avoidance of doubt, the First Commercial Sale does not include any sale or supply of any product for the sole purpose of clinical trials.

1.18.  “GMP” means current Good Manufacturing Practices as defined in Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations, as may be amended from time to time, or any successor thereto and foreign equivalents thereof, including, where referring to activities in China, the Guidelines on Good Manufacturing Practices specific to the Product, or such practices as may be as otherwise required by the NMPA, including under the Quality Administrative Standard for Drug Manufacturing as well as any requirements issued pursuant to the Regulation of Drug Manufacturing Administrative Procedures issued by the NMPA.

1.19.  “GMP Manufacturing Facility” means any manufacturing facility that meets the GMP.

1.20.  “Governmental or Regulatory Authority” means: (a) the National Medical Products Administration of the People’s Republic of China (the “NMPA”) and any other national, federal, provincial, state, municipal or other governmental body, (b) any international or multi- lateral body, (c) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (d) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for any of the foregoing governments or bodies, or (e) any international, multi-lateral or multi-national judicial, quasi-judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel.

1.21.  “Key Target Hospitals” means the target hospitals that shall be covered for the Commercialization of the Product as determined by the JSC.

1.22.  “IND” means any investigational new drug application filed with the FDA, the EMEA or the NMPA prior to beginning clinical trials in humans or any comparable application filed with any Governmental or Regulatory Authority within the Territory.

1.23.  “Intellectual Property” means all licensed patents, patent applications, inventions or discoveries (whether or not patentable), copyrights, copyright applications, domain names, Product specifications, data, trade secrets, trade dress, know-how and all other intellectual property rights, and all related documentation or other tangible expressions , including the proprietary information set forth in Exhibit A attached hereto as will be updated from time to time, which are necessary to the Commercialization of the Product within the Territory, but excluding any intellectual property solely relating to the development and manufacture of the Product.

1.24.  “Improvements” means any inventions, discoveries, know-how, clinical data or other proprietary information related to the Product created, generated or acquired by either Party during the Term of this Agreement.

1.25.  “Laws” means: (a) all constitutions, treaties, laws, statutes, codes, ordinances, guidance, orders, decrees, rules, regulations, and municipal by-laws, (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any governmental, regulatory or judicial authority, and (c) all policies, practices and guidelines of any governmental or regulatory authority.

1.26.  “Losses” means any and all claims, liabilities, losses, damages, fees, penalties, judgments, awards, interest, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses and court’s costs) incurred by a Party to this Agreement, or any Affiliate thereof, resulting from a third party Proceeding against either Party.

1.27.  “NDA” means a New Drug Application filed with the FDA, the EMEA, the NMPA and other Regulatory Authorities to obtain approval for commercial sale or use of the Product as a pharmaceutical or medicinal product in any formulation or dosage form (excluding any pricing and reimbursement approvals) or any comparable application filed with any Governmental or Regulatory Authority within the Territory.

1.28.  “Net Sales” means the gross amount invoiced for sales of the Product by CASI, or its Affiliates or its permitted sublicensee to any third party in the Territory, less the following amounts: (i) sales taxes or other taxes separately stated on the Product invoice; (ii) price adjustments, credits, refunds or deductions for returned or defective Product, all to the extent reasonably demonstrated by CASI by written records, provided that such calculation is not in violation of the Generally Accepted Accounting Principles (GAAP) of the United States.  Notwithstanding anything in this Agreement to the contrary, the transfer of the Product between or among CASI and any of its Affiliates and sublicensees will not be considered a sale.

1.29.  “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.30.  “Product” means one developed candidate autologous T-cell therapy product with a scFv specifically binding to CD19, which is identified by Juventas with an internal reference number of CNCT19.

1.31.  “PRC” means People’s Republic of China, including Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

1.32.  “Phase II Clinical Trial” means a human clinical trial of a compound or product for an indication conducted in the PRC, the principal purpose of which is a determination of safety and efficacy for such indication or indications in a target patient population over a range of doses and to provide the rational and provide the basis for the design of phase III clinical trial studies and the determination of dosing regimens.

1.33.  “Supply Agreement” has the meaning given to such term in Section 3.2.1 of this Agreement.

1.34.  “Restricted Products” has the meaning given to such term in Section 5.2 of this Agreement.

1.35.  “Standardized Cell Therapy Center” means diagnostic and treatment departments established in medical institutions for carrying out activities related to CNCT19 products, including but not limited to, standardized treatment application, quality control, and medical training.

1.36.  “Territory” means worldwide.

1.37.  “Term” has the meaning given to such term in Section 6 of this Agreement.

1.38.  “Trademark” means any word, phrase, slogan, design, symbol or product packaging used or intended to be used to identify the Product or distinguish it from competitive or related products. For clarification, the “Trademarks” means “合源生物” and “Juventas” and any other trademarks, logos or branding used by Juventas in connection with the Product.

2.     Collaboration for Commercialization

Juventas and CASI will use its respective best reasonable efforts to Commercialize the Product worldwide pursuant to the terms and conditions hereof. On such basis, the Parties agree to arrange their rights and obligations below in accordance with this Agreement:

2.1.    Perfection of the JSC

Juventas and CASI agree that, Section 4 of the License Agreement shall be terminated and the Parties shall perfect the JSC pursuant to the provisions below:

(1)  Juventas and CASI have already jointly established the Joint Steering Committee (“JSC”), which is the decision-making and supervising authority for the Commercialization by the Parties, which shall be comprised of equal number of representatives from either Party and shall determine the matters in relation to the Commercialization of the Product, including but not limited to pricing the Product, deciding whether the Product should be listed on the National Drug Reimbursement

List and the specific strategies in connection therewith, distribution plan, the hospital listing plan, business planning, medical/marketing planning, budget  and headcount approval, establishing the Standardized Cell Therapy Centers, post-market clinical research related matters, sales goal and incentive compensation, hiring independent experts and consultants and obtaining governmental approvals in relation to the marketing, etc. The Joint Development Committee (“JDC”) will no longer be established and its duties stipulated in the License Agreement will be undertaken by the JSC.

(2)  JSC shall be consisted of 3 representatives designated by each CASI and 3 representatives designated by Juventas. Each Party may replace the JSC representative designated by such Party at any time with prior notice to the other Party, provided that such replacement shall have the same authority and the same scope of responsibility as the person being replaced. Each of CASI and Juventas shall select one of its respective representatives as the joint-chairperson of the JSC, either of which shall be entitled to call meetings. The agenda of the meeting shall be prepared and circulated five (5) days prior to each meeting (such agenda will include all matters requested by either Party), and the minutes shall be prepared and issued of each meeting within fifteen (15) days thereafter. In the event of absence of any representative in any meeting, the representatives attending such meeting can make decisions unanimously.

(3)  In the event that the JSC cannot reach an agreement regarding any matter within a period of five (5) days, then the dispute shall be promptly submitted to the chief executive officer or the general manager of Juventas and CASI for resolution through consultation.

(4)  Subject to Section 2.1(3) above, the JSC shall make decisions on the annual commercialization cost budget (“Annual Commercialization Cost Budget”) for the Commercialization of the Product prior to January 31 of each year.

2.2.    Joint Establishment of Marketing Team

Juventas and CASI shall establish a marketing team together to jointly develop brand positioning, create marketing strategy and carry out promotional activities for Commercializing the Product.

2.3.    Medical Quality Control

Juventas shall be responsible to establish medical team(s), develop medical strategy, conduct post-market clinical research, establish Standardized Cell Therapy Centers (~100) to cover Key Target Hospitals’ cell therapy clinic standardization work, including but not limited to establishing and training of the standardized process for clinic pathway for cell therapy, specific related tests for cell therapy, quality control (cell collection and transfusion, etc.), and patient management (adverse reactions treatment, patients follow-up visits and establishment of database, etc.)

2.4.    Sales

CASI shall be responsible to recruit and establish sale teams, which shall cover all the

Key Target Hospitals as determined by JSC, to Commercialize the Product.

2.5.    Transportation of the Product

The transportation obligation of the Product shall be borne by Juventas, the details of which shall be set forth in the Supply Agreement.

2.6.    Business Plan

Within six (6) months after the execution of this Agreement, the Parties shall jointly complete a Commercialization plan for the Product to further clarify the responsibilities and obligations of the Parties for Commercializing the Product (“Commercialization Plan”), and submit such Commercialization Plan to the JSC for approval.

2.7.    Communications with Government

CASI shall be responsible for replying to inquiries of, notices from or communications with the Governmental or Regulatory Authorities regarding Commercialization of the Product. Juventas shall be responsible for replying to all other inquiries of, notices from or communications with the Government or Regulatory Authorities regarding the Product. Each of the Parties shall provide the other Party with reasonable assistance in relation to the above-mentioned replies.

2.8.    Regulatory Information

Each Party shall provide the other Party with all reasonable assistance and take all actions reasonably requested by the other Party that are necessary to enable the other Party to comply with any Law applicable to the Product. Such assistance and actions shall include, among other things, keeping the other Party informed, commencing within five (5) business days of notification of any action by, or notification or other information which it receives (directly or indirectly) from any Governmental or Regulatory Authority which: (a) raises any material concerns regarding the safety or efficacy of the Product; (b) indicates or suggests a potential material liability for either Party to third parties arising in connection with the Product or (c) is reasonably likely to lead to a field alert report, recall or market withdrawal of the Product; provided, that neither Party shall be obliged to disclose information in breach of any existing contractual restrictions.

3.     Fees and Payments

This Section 3 shall replace and supersede Section 5 and Section 6 of the License Agreement entirely.

3.1.    Cancellation of Milestone Payment

CASI will be not required to pay to Juventas the milestone payment of RMB 70,000,000 under Section 6.1 of the License Agreement.

3.2.    Supply of Product and Supply Price

3.2.1. Supply of Product

Juventas shall complete the construction of GMP production facilities on its own or through designated manufacturers, ensure that such facilities are functional, and commence to produce the Product in accordance with the terms and conditions of this Agreement. According to the applicable terms of the supply agreement to be executed by the Parties separately (the “Supply Agreement”), Juventas or its designated manufacturer shall be the exclusive manufacturer and supplier of CASI’s products. In the event that the GMP production facility has been created and is ready to operate, Juventas shall notify CASI timely. Juventas shall supply the Product to CASI in accordance with the Supply Agreement.

3.2.2. Supply Price

Juventas shall supply CASI with the Product at the supply price (“Supply Price”) equaling to the COGS of the Product with a [***] mark-up rate. The payment period of the Supply Price and the payment method will be otherwise stipulated in the Supply Agreement

3.3.    Promotional Cost

Upon the determination of annual Promotional Cost budget each year, CASI shall pay to Juventas [***] of the annual Promotional Costs (“Juventas Commercialization Costs”) based on the payment schedule as determined by the Parties for the Commercialization responsibilities undertaken by Juventas, including but not limited to commercialization activities such as medical, marketing, testing, quality control, marketing access related activities. The exact amount shall be finally settled based on the actual promotional costs incurred which should be reviewed and approved by the JSC.  The payment period and the payment method will be otherwise determined and agreed by the Parties in a separate agreement.

3.4.    Royalty

CASI shall pay to Juventas the following royalties on the Net Sales within certain period in the Territory, the payment schedule and payment method of which will be determined by the Parties in a separate agreement:

A.      China Territory. CASI will pay to Juventas a royalty on Net Sales of the Product in the China Territory on a quarterly basis at the flat royalty rate of [***].

B.      Ex-China Territory: CASI will pay to Juventas a royalty on Net Sales of the Product in the Territory on a quarterly basis at the following rates:

a)     For the portion of aggregate Annual Net Sales of all Product in the Ex-China Territory equal to or less than [***] in any calendar year, [***] of such portion of such Annual Net Sales;

b)     For the portion of aggregate Annual Net Sales of all Product in the Ex-China Territory more than [***] but no more than [***] in any calendar year, [***] of such portion of such Annual Net Sales;

c)     For the portion of aggregate Annual Net Sales of all Product in the Ex-China Territory more than [***] but no more than [***] in any calendar year, [***] of such portion of such Annual Net Sales; and

d)     For the portion of aggregate Annual Net Sales of all Product in the Ex-China Territory more than [***] in any calendar year, [***] of such portion of such Annual Net Sales.

3.5.    Profit Distribution Arrangement

The Parties agree that the overall profit obtained by Juventas hereunder shall reach the specific ratio of the Net Profit (“Juventas Target Net Profit”) as listed below in each financial year. In case the profit obtained by Juventas in such year from Section 3.2, Section 3.3 and Section 3.4 hereof (collectively, “Juventas Net Profit”) fails to reach Juventas Target Net Profit, CASI shall pay the difference amount between Juventas Net Profit and Juventas Target Net Profit. The payment schedule and payment method shall be confirmed in a separate agreement executed by the Parties, and CASI shall pay Juventas the difference in profits that should be made up in accordance with such agreement.

“Juventas Net Profit” = [***]

For purposes of the Section, “Product Net Profit” as described below =

The specific ratio of “Juventas Target Net Profit” =

(1)

If the Annual Net Sales of all the Product in the Territory is [***], then Juventas shall obtain [***] of the Product Net Profit and CASI shall obtain [***] of the Product Net Profit, ie. Juventas Target Net Profit shall be [***] of the Product Net Profit.

(2)

If the Annual Net Sales of all Product in the Territory is more than [***] but no more than RMB [***] in any financial year, then Juventas shall obtain [***] of the Product Net Profit and CASI shall obtain [***] of the Product Net Profit, ie. Juventas Target Net Profit shall be [***] of the Product Net Profit;

(3)

If the Annual Net Sales of all Product in the Territory is more than RMB [***] in any financial year, then Juventas shall obtain [***] of the Product Net Profit and CASI shall obtain [***] of the Product Net Profit, ie. Juventas Target Net Profit shall be [***] of the Product Net Profit.

3.6.    Payment Reports

During the Term, following the First Commercial Sale of the Product in any country or region in the Territory, CASI shall furnish to Juventas a written report (each, a “Payment Report”) within [***] after the end of each calendar quarter showing the Net Sales of each Product in China Territory and Ex-China Territory and the royalties payable under this Agreement, along with (i) gross sales of the Product in China Territory and Ex-China Territory, (ii) Net Sales in the relevant Calendar Quarter in China Territory and Ex-China Territory, (iii) all relevant exchange rate conversions in accordance with Section 3.9, (iv) all deductions and (v) the amount of any payment due from CASI to Juventas.

3.7.    Method of Payments

All payments due from CASI to Juventas under this Agreement shall be paid by CASI or its designated party in RMB by wire transfer to a bank account designated in writing by Juventas. With respect to any payment due under this Section 3, Juventas shall provide CASI the original of the invoice for the due payment.

3.8.    Withholding Tax

The royalties shall be paid to Juventas by CASI after deducting all applicable withholding taxes. Before CASI makes any payment to Juventas, CASI shall provide Juventas with all forms verifying Juventas’ tax domicile to apply for any bilateral fiscal convention that provides the reduction of withholding tax rates. Juventas shall return the relevant forms to CASI. If Juventas does not immediately return the relevant qualified completed and signed forms, CASI shall be entitled to declare and pay the withholding tax in accordance with the applicable common law rate for corporate income tax, and the relevant tax shall be deducted by CASI in the corresponding payment to Juventas. CASI should pay the withholding tax to the correct tax authority and the payment certificate of the relevant tax should be delivered to Juventas as proof of payment. If any Party believes that the obligations set forth in this Section 3.8 are onerous, the Parties agree to discuss other available options. For the avoidance of doubt, this Section will not apply to the Royalty occurs in PRC, and Juventas shall be solely responsible for the compliance of applicable tax Laws, and CASI will not bear any legal liability arising from Juventas’ violation of the withholding tax regulations.

3.9.     Currency

With respect to sales of the Product invoiced in RMB, the Net Sales and the amounts due hereunder will be expressed in RMB. With respect to sales of Product invoiced in a currency other than RMB, the gross sales, Net Sales and royalties payable shall be expressed in the currency of the invoice issued by the Party making the sale together with the RMB equivalent of the royalty payable and the equivalent in the currency used for calculating the applicable royalty rates, calculated using the rate of exchange published in the Wall Street Journal for such currency on the last Business Day of the relevant Calendar Quarter.

3.10.  Default Payment

In addition to all other rights and remedies hereunder or at law or in equity, CASI shall pay an interest for any and all payment defaulted by CASI under this Agreement. The interest shall accrue on the amount of payment defaulted by CASI, from its due date up to the date of full payment, at a rate of [***] and shall be paid in RMB by wire transfer to a bank account designated by Juventas. Such interest shall accrue from day to day and be computed on the basis of a three hundred and sixty (360) day per year and the actual number of days elapsed. If any payment by CASI is overdue [***], CASI shall be deemed to be in material breach of this Agreement.

3.11.  Audit

Juventas shall have the right during the Term of this Agreement and for [***] months after termination of this Agreement to engage an independent auditor of one of the Big Four to examine the relevant records from time-to-time, as may be necessary to verify compliance with the terms of this Agreement. Such audit shall be requested in writing at least [***] in advance, and shall be conducted during CASI’s normal business hours and otherwise in a manner that minimizes any interference to CASI’s business operations. In order to fulfill the auditing, the independent auditor so selected shall have the right to access, examine, review and copy all books or accounts of CASI, relevant procurement/distribution agreements and other purchase/sales contracts, purchase/sales orders, operation records, tax paid to local government, and itemized tax for the Product, and to discuss the business, operations and conditions of CASI with its respective directors, officers, employees, accounts, auditors, financial advisors, legal counsel and investment bankers, to the extent reasonably deemed by Juventas as necessary for determining the accuracy of the report provided by CASI pursuant to Section 3.5. CASI shall not unreasonably restrict the independent auditor’s access to premises of CASI during normal business hours. In the event that any independent auditor discovers an underpayment, CASI shall promptly pay to Juventas the amount of such underpayment. The fees charged by such independent auditor shall be paid by Juventas. However, CASI shall pay such fees, provided that if such auditor uncovers an underpayment of [***] or more by CASI.

4.     Intellectual Properties

4.1.    Intellectual Property

Juventas shall be the sole owner of all Intellectual Properties. Subject to the terms and conditions set forth herein, Juventas hereby grants to CASI during the Term, an exclusive license (the “License”) in the Territory to use the Intellectual Property and Improvements for the Commercialization of the Product based on this Agreement. For the avoidance of doubt, Juventas has no obligation to provide CASI with any information or material that is not necessary for Commercialization of the Product and Juventas retains the right to use the Intellectual Property to develop and Commercialize the Product.

4.2.    Trademarks

Juventas grants to CASI an exclusive license to use the Trademarks in the Territory and solely in connection with the Product. CASI shall use the Trademarks solely in connection with its Commercialization of the Product in the Territory. All use of the Trademarks by CASI shall inure to the purpose of this Agreement. CASI shall not register or attempt to register any of the Trademarks in any jurisdiction in the Territory, or otherwise, without the prior written consent of Juventas, and in the event that CASI does register any of the Trademarks in the Territory (the “Territory Trademarks”), such Territory Trademarks that are identical to, similarly confusing with or use the Trademarks shall be transferred and assigned to Juventas upon the requests of Juventas. However, for clarity purpose, this Section 4.2 does not restrict CASI from developing, creation, registering or using its own trademarks solely to indicate CASI as a distributor of the Product. CASI’s use of the Trademarks shall comply with laws and regulations related to labeling and advertising in the Territory and other applicable Laws.

4.3.    Conversion to Non-Exclusivity

Notwithstanding anything to the contrary contained in this Agreement, subject to that Juventas has fully performed its obligations under this Agreement and has used Commercially Reasonable Efforts to market the Products, if in the first calendar year after the First Commercial Sale and any subsequent calendar year, the Annual Net Sales of the Product in the Territory are less than RMB 50,000,000, and subject to the satisfaction of the following conditions, the exclusive license granted in accordance with this Agreement shall immediately be converted to a non-exclusive license, and any sub-license rights in connection therewith shall be terminated immediately: (1) CASI fails to make Commercially Reasonable Efforts to Commercialize the Product; or (2) after the Product has been launched into the market, the sales volume of CASI is less than 10%

(ten percent) of the total market share of the products identical with or similar to the Product. The total market share shall be determined on the basis of the market data of IQVIA (formerly IMS Health) or any successor organisation and on the basis of the volume of products sold (based on the packaging sizes, product dosage or intensity and similar factors as reasonably determined by the Parties).

4.4.     Sublicense

CASI shall not sublicense the licensed rights hereunder to its Affiliates, distributors and/or sublicensees or non-affiliates without Juventas’ prior written consent, which shall not be unreasonably withheld. In the event that CASI engages any Affiliate, distributor and/or sublicensee to implement the decisions of the JSC, such Affiliate, distributor and/or sublicensee shall, after obtaining the consent of Juventas, have the right to use the License and the Trademarks subject to the terms and conditions herein and solely in connection with the Product, and the sub-license agreement shall then be negotiated and determined by CASI and Juventas.

4.5.     Ownership and Preservation

Juventas retains ownership of, and all other rights to, the Intellectual Property. Juventas shall use Commercially Reasonable Efforts to preserve and maintain the Intellectual Property in the Territory and shall pay any periodic filing or administrative fees associated therewith. Juventas shall keep CASI informed regarding the prosecution and maintenance of licensed patents or patent applications in the Territory, if any, included in the licensed Intellectual Property. Additionally, in the event that Juventas fails to maintain or keep the Intellectual Property in the Territory and refuses to maintain or keep such Intellectual Property after having received a notice from CASI, then CASI may, at its sole discretion and at its own expense, do all things necessary to ensure such maintenance and servicing.

4.6.     Improvements

Parties agree that all right, title and interest in and to the Improvements shall be the sole and exclusive property of Juventas. CASI shall, and shall cause their employees to make full and prompt disclosure to Juventas of all Improvements. CASI hereby assign and transfer, without additional consideration, to Juventas all right, title and interest that CASI and their employees may have in and to any and all Improvements throughout the world. CASI shall and shall cause their employees to timely execute, or cause to be executed, all papers necessary to effect and perfect the assignment and transfer of all right, title and interest that CASI and their employees may have in and to any and all Improvements to Juventas.

For the avoidance of doubt, nothing in this Agreement shall be construed to confer any rights upon CASI to modify or reversely engineer the Product. Without prior written consent of Juventas, CASI shall not further develop or file regulatory filing for the Product. Any and all information, materials, data and results developed by CASI in violation of this provision shall be solely owned by Juventas.

4.7.    Preferred Right to Negotiate

(1)  The Parties acknowledge and agree that, during the Term of this Agreement, if a combination of the Product and other active pharmaceutical ingredients is deemed as a new product from a regulatory perspective and Juventas intends to grant to any third party the right to commercialize such new product, CASI shall have the right to negotiate with Juventas regarding the right to commercialize such new product in the Territory in preference to any third party, and the specific terms and conditions shall be subject to further negotiation between CASI and Juventas. If the Parties fail to reach an agreement within sixty (60) days from the date on which Juventas informs CASI that such new product can be commercialized in the Territory, Juventas may grant the right to commercialize the new product in the Territory to any third party.

(2)  Juventas agrees to grant to CASI an exclusive license for Commercializing the new product, CD19/CD20 Biantibodies, in the Field and in the Territory on terms and conditions same as those set out in this Agreement and License Agreement, providing that a non-refundable milestone payment of RMB 70,000,000 shall be paid to Juventas upon the initiation of the first Phase II Clinical Trial with the new product.

5.     Representation, Warranties and Covenants

5.1.    Juventas Representations, Warranties and Covenants

As from the effective date of this Agreement, Juventas hereby represents and warrants to CASI as follows, while the representations and warranties with respect to Juventas under Section 7.1 of the License Agreement shall survive:

(1)  the execution, delivery and performance by Juventas of this Agreement and the consummation of the transactions contemplated hereby are within Juventas’ corporate powers and have been duly authorized by all necessary corporate action on the part of Juventas. This Agreement constitutes the legal, valid and binding obligation of Juventas, enforceable against Juventas after duly signed by the Parties;

(2)  the execution, delivery and performance of this Agreement by Juventas will not violate: (i) any Laws or any order of any Governmental or Regulatory Authority; or (ii) any provision of Juventas’ certificate of incorporation or other organizational documents.

5.2.    CASI Representations, Warranties and Covenants

CASI hereby represents and warrants to Juventas as follows, while the representations and warranties with respect to CASI under Section 7.2 of the License Agreement shall survive:

(1)  the execution, delivery and performance of this Agreement by CASI and the consummation of the transactions contemplated hereby are within CASI’s corporate powers and have been duly authorized by all necessary corporate action on the part of CASI. This Agreement constitutes the legal, valid and binding obligations of CASI, enforceable against CASI in accordance with its terms;

(2)  CASI will be properly registered, licensed and qualified, and have all requisite power and authority under its organizational documents and in accordance with applicable Laws to market and sell Product in the Territory, and to conduct its business and perform its obligations hereunder and, during the Term and any extensions thereof, it shall take all action as may be required and necessary to obtain and keep current any governmental licenses, permits, registrations and approvals that are necessary for it to develop, make, market and sell the Product and carry out its other activities hereunder;

(3)  the execution, delivery and performance of this Agreement by CASI will not violate: (i) any Laws or any order of any Governmental or Regulatory Authority; or (ii) any provision of CASI’s certificate of incorporation or other organizational documents;

(4)  CASI shall carry out its obligations and activities under this Agreement (including without limitation the marketing, promotion, distribution and sale of the Product) in accordance with: (i) the terms hereof and (ii) all applicable Laws;

(5)  CASI and its employees have never been (i) debarred or (ii) convicted of a crime for which a Person can be debarred under Section 306(a) of the U.S. Generic Drug Enforcement Act of 1992 (Section 306(a) or (b) or similar Laws of any other jurisdiction; and

(6)  CASI irrevocably and unconditionally agrees with and undertakes to Juventas that, unless with prior written consent of Juventas or specially permitted by this Agreement, during the Term of this Agreement and three (3) years thereafter, (1) CASI shall not engage in Commercialization of any T-cell therapy product specifically binding to CD19 (“Restricted Products”) other than the Product; and (2) CASI shall not market or sell any Restricted Products in the Territory.

6.     Term and Termination

6.1.    Term

Unless terminated in accordance with Section 6.2, the term of this Agreement shall be 10 years.

6.2.    Termination

(1)  Termination for Material Breach. Either Party may terminate this Agreement for a material breach of this Agreement by the other Party if the breaching Party fails to cure any such breach within [***] after receipt of written notice from the non-breaching Party specifying such breach.

(2)  Termination for Insolvency or Bankruptcy. Either Party may immediately terminate this Agreement upon written notice to the other Party in the event that: (i) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy or reorganization is filed in any court of competent jurisdiction by such other Party; (iii) this Agreement is assigned by such other Party for the benefit of creditors; or (iv) an involuntary petition of bankruptcy or reorganization is filed against the other Party or its assets and such petition is not dismissed within [***] of filing.

(3)  Either Party may terminate this Agreement upon [***] prior written notice in the event that any Governmental or Regulatory Authority takes any action or raises any objection that prevents CASI from making, having made, marketing, promoting, importing, purchasing or selling Product, or that has the effect of making any of the transactions contemplated by this Agreement unlawful.

(4)  Termination due to change in control. Either Party may terminate this Agreement upon  [***] prior written notice in the event of a change of control of the other Party.

6.3.    Effect of Termination

On the date of termination or expiration of this Agreement, (a) all rights and obligations granted under or imposed by this Agreement will cease and terminate, except as set forth herein and in Section 6.4, (b) all license granted to CASI under this Agreement shall terminate, (c) CASI shall cease its use and, upon request, within 30 days either return to Juventas or destroy (and certify as to such destruction) all Juventas’ Confidential Information, including any copies thereof, (d) CASI shall promptly deliver to Juventas all information, documents and other materials, which belong to the Improvements or are necessary for Juventas to Commercialize the Product and (e) CASI or its Affiliates shall not engage in development, marketing or sale of the Product in the Territory before the [***] anniversary of the termination or expiration of this Agreement. Notwithstanding the foregoing, unless this Agreement was terminated by Juventas due to CASI’s breach of this Agreement, CASI shall have the right to sell and distribute its existing inventory of Product, not including Products in process of manufacture, subject to the terms of this Agreement and payment of applicable royalties to Juventas as set forth in Section 3 above. Such expiration or termination shall not affect any claim, demand, liability or right of a Party arising pursuant to this Agreement prior to the expiration or termination hereof. For the avoidance of doubt, termination or expiration of this Agreement shall not affect a Party’s right to seek damages from the responsible Party for actions or omissions occurring prior to such termination or expiration.

6.4.    Survival

The following provisions shall survive any termination or expiration of this Agreement: Section 4.4, Section4.5, Section 5.2(6), Section 6.3, Section 7, Section 8 and Section 9.

7.     Confidentiality and Press Release

7.1.    Confidential Information

Except to the extent otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or is otherwise received, accessed or developed by a Receiving Party in the course of performing its obligations under this Agreement, including, but not limited to, all information concerning the Intellectual Property, the Product, the contents of this Agreement and any other technical and business information of whatever nature (collectively, “Confidential Information”). Without limiting the generality of the foregoing, the Receiving Party may disclose the Confidential Information only to the Receiving Party’s officers, employees, consultants, agents (the “Representatives”) who have a need to know the Confidential Information in connection with the transaction contemplated hereby and which Representatives are contractually or otherwise legally bound to hold and use the Confidential Information in substantial accordance with the terms herein. The Receiving Party shall guarantee the full performance by the Representatives of the confidentiality obligation set forth herein. Intellectual Property and Improvements shall be the Juventas’ Confidential Information.

7.2.     Exclusions

The obligations of confidentiality and non-use set forth in Section 7.1 shall not apply to any portion of the Confidential Information which the Receiving Party is able to establish by competent proof: (i) was already legally in the possession of the Receiving Party, at the time of disclosure by the Disclosing Party, other than pursuant to the License Agreement and this Agreement; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or (iv) was disclosed to the Receiving Party by a third party provided that the Confidential Information was disclosed by such third party in non-violation of any confidentiality obligation.

7.3.     Exceptions

The obligations of this Section 7 shall not apply to Confidential Information that: (i) is submitted to a Governmental or Regulatory Authority to facilitate the issuance of any registrations for the Product or the Intellectual Property, provided that the Disclosing Party is informed of such submission and the required Confidential Information in advance of the disclosure and reasonable measures shall be taken to assure confidential treatment of such information where permitted; (ii) is provided by the Receiving Party to third parties under confidentiality agreements having provisions at least as stringent as those in this Agreement, and solely for consulting, funding, merger or acquisition activity, external testing and marketing trials with respect to any of the subject matter of this Agreement; or (iii) is otherwise required to be disclosed in compliance with applicable Laws (including, without limitation and for the avoidance of doubt, the requirements of any securities regulatory authorities or any stock exchange on which securities issued by a Party are traded) or order by a court or other governmental or regulatory authority having competent jurisdiction; provided, that, if a Party is required to make any such disclosure of the other Party’s Confidential Information such Party will give reasonable advance written notice to the other Party of such disclosure requirement and will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

7.4.    Remedies

Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction from any court of competent jurisdiction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Section 7.

7.5.    Duration

All obligations of confidentiality, limited use and non-disclosure imposed by this Section 7 with respect to any and all items of Confidential Information shall survive the termination of this Agreement for a period of 5 years, unless a longer period is prescribed by Law.

7.6.    Press Releases

Except as required by Law (including requirements of applicable securities administrators or any other stock exchange on which securities issued by a Party are traded) or any governmental or regulatory authority, neither Party shall make any press release or other public announcement relating to the Agreement or the transactions described herein without the prior written consent of the other Party, which consent will not be unreasonably withheld. Subject to the foregoing, each Party shall use Commercially Reasonable Efforts to provide the other Party an opportunity to review any press release or similar public statement related to this Agreement or Product prior to publicly releasing such press release.

8.     Indemnification

Each Party (the “Breaching Party”) shall defend, indemnify and hold harmless the other Party, its Affiliates, officers, directors, employees and agents against any and all Losses arising out of, in connection with or attributable to the Breaching Party’s breach under this Agreement. The detailed agreement shall refer to Section 10 of the License Agreement

9.     Miscellaneous

9.1.    Governing Law

This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong, without regard to conflicts of law rules. Except as specifically provided below, any disputes, controversy or claims arising from or related to this Agreement or violation of this Agreement shall be resolved through negotiation between the Parties. If the negotiations do not resolve such dispute to the reasonable satisfaction of both Parties, such dispute shall be resolved by arbitration according to Section 9.2 below.

9.2.    Arbitration

Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non- contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (HKIAC) in accordance with its rules as at present in force when the notice of arbitration is submitted. Each Party shall pay its own arbitration fees, but the losing party shall bear the fees in relation to the arbitrator

9.3.    Effectiveness and Entire Agreement

(1)  This Agreement shall become effective upon duly signed by the Parties.

(2)  Except as otherwise stipulated in hereunder, upon the effectiveness of this Agreement, this Agreement is a supplementary agreement to the License Agreement. If both this Agreement and the License Agreement have provisions regarding the same matter and there is a discrepancy between this Agreement and the License Agreement, this Agreement shall prevail.

(3)  The Parties entered into a Term Sheet dated September 22, 2020. If there is a discrepancy between this Agreement and the Term Sheet, this Agreement shall prevail.

9.4.    Waiver

The waiver by any Party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach.

9.5.    Force Majeure

If the actual performance of any obligations under this Agreement is prevented by any act of God (such as fire, flood, earthquake or other natural cause), terrorist events, riots, insurrections, declared or undeclared war or national emergency, any epidemic, pandemic or disease outbreak (including COVID-19), governmental action or inaction unrelated to Product or the Parties’ acts or omissions, or other similar event outside the reasonable control of a Party, the Party affected by such event (a “Force Majeure”) shall be excused on a day-by-day basis to the extent of the prevention; provided, that such Party notifies the other Party as soon as practicable of the nature and expected duration of the claimed Force Majeure, uses all Commercially Reasonable Efforts to avoid or remove the causes of nonperformance and resumes performance promptly after the causes have been removed.

9.6.    Modification

No change, modification, or waiver of any terms of this Agreement shall be valid unless it is in writing and signed by both Parties.

9.7.    Assignment

CASI shall not be entitled to assign its rights or delegate its obligations hereunder in whole or in part without the express prior written consent of Juventas.

9.8.     Independent Contractor

This Agreement shall not be construed as constituting a partnership, joint venture or any other form of legal association that would impose liability upon one Party for the act or failure to act of the other Party, or as providing either Party with the right, power or authority (express or implied) to create any duty or obligation of the other Party.

9.9.     Headings

The headings have been inserted for convenience only and are not to be considered when interpreting the provisions of this Agreement.

9.10.  Counterparts

This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

9.11.  Severability

Each provision of this Agreement will to the extent possible be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.12.  Notices

All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing to the address set forth below, and shall be conclusively deemed to have been duly given (a) when hand-delivered to the other Parties, upon delivery; (b) when sent by electronic mail, upon such mail being sent unless the sending Party subsequently learns that such electronic mail was not successfully delivered; (d) five (5) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid; or (e) three (3) Business Days after deposit with an overnight delivery service, postage prepaid with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.12, by giving the other Parties written notice of the new address in the manner set forth above.

If to Juventas:	Juventas Cell Therapy Ltd.
Attn:	Yiping Deng (邓一平)
Address:	1103, Building No.3, Huamao Center, 77 Jianguo Road, Chaoyang District, Beijing, China 100025
Email:	[***]
Tel:	[***]
If to CASI:	CASI Pharmaceuticals, Inc.

Attn:	Larry Zhang (张炜)
Address:	9620 Medical Center Drive, Suite 300 Rockville, Maryland 20850
Email:	[***]
Tel:	[***]

All such notices shall be effective upon receipt.

9.13.  Language

This Agreement will be made in both English and Chinese version. In case of any discrepancy between the English version and the Chinese version, the provision of the English version shall prevail.

** REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

Juventas Cell Therapy Ltd. (合源生物科技（天津）有限公司) (Seal)

Signed by:	/s/ Lulu Lv

Name: Lulu Lv
Title: Legal Representative

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

CASI Pharmaceuticals, Inc.

Signed by:	/s/ Larry (Wei) Zhang
Name: WEI ZHANG
Title: PRESIDENT